Filed Pursuant to Rule 424(b)(5)
Registration No. 333-252108

AMENDMENT NO. 1 DATED JUNE 10, 2022

to Prospectus Supplement dated July 16, 2021

(To Prospectus dated February 9, 2021)

Up to $7,682,909 of Shares

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated July 16, 2021 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated February 9, 2021 (File No. 333-252108) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), dated July 16, 2021 (the “Sales Agreement’), relating to shares of our common stock, par value $0.001 per share, offered by the Prospectus Supplement and the Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through Cantor Fitzgerald acting as our sales agent. As of June 10, 2022, we have not offered and sold any shares of our common stock pursuant to the Sales Agreement. Consequently, up to $25,000,000 remains available under the Sales Agreement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLNO.”

We are filing this Amendment to amend the Prospectus Supplement to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As of June 10, 2022, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $23,048,730, which was calculated based on 98,921,587 shares of our outstanding common stock held by non-affiliates as of May 5, 2022, and at a price of $0.233 per share, the closing price of our common stock on April 13, 2022. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares of our common stock pursuant to the Prospectus Supplement and the Prospectus, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. As of the date of this Amendment, we have not offered and sold any shares of our common stock pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $7,682,909 from time to time through Cantor Fitzgerald. If our public float increases such that we may sell additional amounts under the Sales Agreement, the Prospectus Supplement and the Prospectus, we will file another amendment to the Prospectus Supplement prior to making additional sales.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” in the Prospectus Supplement, the Prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus Supplement is June 10, 2022.